UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

Northern Trust Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-5965	36-2723087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South LaSalle Street, Chicago, Illinois		60603
(Address of principal executive offices)		(Zip Code)

(312) 630-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2012, Northern Trust Corporation’s (the “Corporation”) board of directors appointed Richard D. Kukla as Senior Vice President and Controller of the Corporation and the Northern Trust Company, the Corporation’s principal banking subsidiary (the “Bank”), effective May 1, 2012. Mr. Kukla also will serve as the Corporation’s principal accounting officer. Mr. Kukla, 58, joined the Corporation in 1987 and most recently has served as Senior Vice President of the Bank since 1997 and as the Deputy Controller in the Controller Department of the Bank from 1987. In that role, Mr. Kukla was responsible for financial reporting to the Securities and Exchange Commission, regulatory reporting, corporate tax compliance and planning, and accounting policy and research. Prior to joining the Corporation, Mr. Kukla was an Audit Manager at Arthur Andersen L.L.P. He received a B.S. degree in accountancy from the University of Illinois.

Mark S. Skowron, a Senior Vice President in the Corporation’s Corporate & Institutional Services business unit and Head of U.S. Securities Lending Trading, is Mr. Kukla’s brother-in-law. Mr. Skowron has been employed with the Corporation since 1987 and in his current role since 2000. As of March 14, 2012, Mr. Skowron’s annual salary was $158,500. He received a cash incentive payment of $76,000 on February 29, 2012 and an equity grant with a value of $25,013 on February 13, 2012.

Mr. Kukla will replace Aileen B. Blake as Controller of the Corporation. Beginning May 1, 2012, Ms. Blake will leave her current role to lead the Corporation’s newly created Enterprise Productivity organization.

As of the time of the filing of this Current Report on Form 8-K, the Corporation has not entered into any material plan, contract or arrangement to which Mr. Kukla is a party or in which he participates, or any material amendment, in connection with the appointment described above. In the event of such a material plan, contract or arrangement, or material amendment, the Corporation will file an amendment to this Current Report on Form 8-K within four business days thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern Trust Corporation

Date: March 19, 2012	By:	/s/ Michael G. O’Grady
Michael G. O’Grady Executive Vice President and Chief Financial Officer